UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OF 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  October 1, 2008

FISCHER-WATT GOLD COMPANY, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada

  0-17386

   88-0227654

{State or other jurisdiction

(commission

(IRS Employer

of incorporation)

File Number)

Identification #)

2582 Taft Court, Lakewood, Colorado 80215

(Address if Principal Executive Office)

(303) 232-0292

(registrant’s telephone number, including area code)

N/A

(Former name, former address and former fiscal year, if changed since last report)

[  ]  Written Communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01    Entry into a Material Definitive Agreement

On October 2, 2008, Fischer-Watt Gold Company, Inc. (the “Company”) entered into a binding letter agreement with Tournigan Energy Ltd. to acquire its wholly-owned United States subsidiary Tournigan USA Inc. (“TVC-USA”).  The prime asset in TVC-USA is its portfolio of mineral claims and leases on over 55,000 acres in Wyoming, South Dakota and Arizona that cover some of the most prospective uranium-bearing geology in the United States.

Under the terms of the agreement, the Company will issue to Tournigan Energy an interest-free promissory note, due August 31, 2009, for approximately $309,500, which was the amount paid by Tournigan Energy for the current year’s federal mineral claim maintenance fees. Prior to August 31, 2009, the Company will also secure the release of, or reimburse Tournigan Energy for the existing reclamation bonds on the properties in the amount of $930,000 less any applicable reclamation costs.  The Company will grant Tournigan Energy a 30% carried interest on each of the existing properties up to the completion of a feasibility study for any project encompassing any of these properties.  At that point Tournigan Energy can elect to convert its interest into a 30% contributing working interest or allow its interest to dilute to a 5% net profits interest.  This transaction is subject to definitive documentation, regulatory and third-party approvals, approval from the respective boards of directors and the satisfaction of other customary conditions, and is expected to close by December 2008.

Section 8 – OtherEvents

Item 8.01.  Other Events

On October 2, 2008, the Company issued a press release relating to the agreement with Tournigan Energy, Ltd.  A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Section 9 – Financial Statement and Exhibits

Item 9.01.   Financial Statements and Exhibits.

(d)

Exhibits

Exhibit Number	Description

10.1	Agreement, dated October 1, 2008, between Fischer-Watt Gold Company, Inc. and Tournigan Energy Ltd.

10.19	Press Release dated October 2, 2008

SIGNATURE

Pursuant to requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FISCHER-WATT GOLD COMPANY, INC.

By:	/s/ Peter Bojtos
Peter Bojtos President and Chief Executive Officer

Dated:  October 6, 2008

EXHIBIT INDEX

Exhibit Number	Description

10.1	Agreement, dated October 1, 2008, between Fischer-Watt Gold Company, Inc. and Tournigan Energy Ltd.

99.1	Press Release dated October 2, 2008

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